                            ONE VALLEY BANCORP, INC.
                            CHARLESTON, WEST VIRGINIA

                            -------------------------

                NOTICE OF REGULAR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 28, 1998
                            -------------------------


To the Shareholders:


         The Regular Annual Meeting of Shareholders of One Valley Bancorp, Inc. ("One Valley"), will be held at The Charleston Town Center Marriott, 200 Lee Street, East, in Charleston, West Virginia, at 10:00 a.m. on Tuesday, April 28, 1998, for the purpose of considering and voting upon proposals:


         1. To elect seven directors - six to serve for a term of three years, and one to serve for a term of one year, and until their successors are chosen and qualify.

         2. To ratify the selection of Ernst & Young LLP by the Board of Directors as Independent Auditors for the year 1998.

         3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         Only those shareholders of record at the close of business on March 10, 1998, are entitled to notice of the meeting and to vote at the meeting. We hope that you will attend this meeting.


                                              By Order of the Board of Directors
                                              J. Holmes Morrison
                                              PRESIDENT


PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.


MARCH 20, 1998

                            ONE VALLEY BANCORP, INC.
                                ONE VALLEY SQUARE
                            CHARLESTON, WEST VIRGINIA

                            -------------------------

                                 PROXY STATEMENT
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 28, 1998
                             -----------------------


         This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of One Valley Bancorp, Inc. ("One Valley"), to be held on Tuesday, April 28, 1998, at the time and for the purposes set forth in the accompanying Notice of Regular Annual Meeting of Shareholders. The approximate date on which this Proxy Statement and the form of proxy are to be first mailed to shareholders is March 20, 1998. The mailing address of the principal executive offices of One Valley is P. O. Box 1793, Charleston, West Virginia 25326.


SOLICITATION OF PROXIES

         The solicitation of proxies is made by management at the direction of the Board of Directors of One Valley. These proxies enable shareholders to vote on all matters which are scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted "FOR" the election of the seven management nominees as directors for the terms specified and "FOR" the ratification of the selection of Ernst & Young LLP as Independent Auditors. A shareholder executing the proxy may revoke it at any time before it is voted by notifying One Valley in person, by giving written notice to One Valley of the revocation of the proxy, by submitting to One Valley a subsequently dated proxy or by attending the meeting and withdrawing the proxy before it is voted at the meeting.

         The expense for the solicitation of proxies will be paid by One Valley. In addition to this solicitation by mail, officers and regular employees of One Valley and its subsidiaries may, to a limited extent, solicit proxies personally or by telephone, telegraph or other form of communication.


ELIGIBILITY OF STOCK FOR VOTING PURPOSES

         Pursuant to One Valley's Bylaws, the Board of Directors has fixed March 10, 1998, as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof, and only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof.

         As of the record date for the Annual Meeting, 27,212,631 shares of the common stock with a par value of ten dollars ($10.00) per share ("One Valley Common Stock") of One Valley were issued and outstanding and entitled to vote. One Valley's subsidiary banks hold of record as trustee, co-trustee, executor or co-executor, but not beneficially, 4,970,823 shares of stock representing 18.27% of the shares of One Valley outstanding. Of these shares, the banks hold 4,210,550 shares as co-trustee or co-executor and 760,273 shares as sole trustee or sole executor (other principal holders of One Valley's stock are discussed under "Principal Holders of Securities"). The 4,210,550 shares held as co-trustee or co-executor are voted by the individual co-trustee(s) or co-executor(s) and not by the banks. Of the remaining 760,273 shares held by the banks as sole trustee or sole executor, 688,905 shares (or 2.53% of the total shares outstanding) will be voted by the banks, as trustee or executor, "FOR" the election of the seven management nominees as directors and "FOR" the ratification of the selection of Ernst & Young LLP as Independent Auditors. The remaining 71,368 shares are held by the banks as sole trustee or sole executor in personal trust and self-directed employee benefit accounts and will be voted by the banks at the direction of the grantor, settlor or beneficiary of those accounts.

                               PURPOSE OF MEETING

1.       ELECTION OF DIRECTORS

         One Valley's Bylaws currently provide that the Board of Directors shall consist of not fewer than six nor more than 33 members. The Bylaws also provide that the exact number of directors within these minimum and maximum limits is to be fixed and determined by resolution of the Board of Directors. There are presently 29 directors on the Board, and at a meeting held February 17, 1998, the Board's Executive Committee fixed at 27 the number of directors to constitute the full Board of Directors of One Valley effective April 28, 1998. The term of Mr. Robert O. Orders, Sr., as a director of One Valley expires at the 1998 Annual Meeting, and in accordance with One Valley's Directors' Retirement Policy, he will not stand for re-election. Mr. C. Michael Blair has completed his term of service and will not stand for re-election.

         One Valley's Articles of Incorporation authorize classification of the Board of Directors into three classes, each of which serves for three years, with one class being elected each year. Pursuant to this arrangement six nominees have been nominated for three-year terms, and one nominee has been nominated for a one-year term, and until their successors are chosen and qualify. This will result in a Board composed of three classes with twelve directors in the class of 1999, nine directors in the class of 2000 and six directors in the class of 2001.


MANAGEMENT NOMINEES TO THE BOARD OF ONE VALLEY

         Unless otherwise directed, the proxies will be voted "FOR" the election of the following seven directors to serve for terms expiring at the Annual Meeting of Shareholders for the years indicated below and until their successors are chosen and qualify.



(Photograph appears          ROBERT F. BARONNER
here of Robert F. Baronner)  DIRECTOR SINCE 1981
                             TERM EXPIRES 1999
                             AGE 71
                             Chairman of the Board - One Valley Bancorp, Inc., Charleston, WV;
                             formerly President and Chief Executive Officer - One Valley
                             Bancorp, Inc., Charleston, WV


(Photograph appears          R. MARSHALL EVANS, JR.
here of R. Marshall          DIRECTOR SINCE 1984
Evans, Jr.)                  TERM EXPIRES 2001
                             AGE 56
                             President - Dickinson Co., Quincy Coal Co., and Chesapeake Mining Co.,
                             Charleston, WV; Vice President -Geary Securities, Charleston, WV; President -
                             Hubbard Properties, Inc., Cheyenne, WY (2)


(Photograph appears          JAMES K. BROWN
here of James K. Brown)      DIRECTOR SINCE 1981
                             TERM EXPIRES 2001
                             AGE 68
                             Attorney - Jackson & Kelly,
                             Charleston, WV


(Photograph appears          PHILLIP H. GOODWIN
here of Phillip H. Goodwin   DIRECTOR SINCE 1989
                             TERM EXPIRES 2001
                             AGE 57
                             President and Chief Executive
                             Officer - CAMCARE; 1987 to 1997 President - Charleston Area Medical Center,
                             Charleston, WV


(Photograph appears          NELLE RATRIE CHILTON
here of Nelle Ratrie Chilton)DIRECTOR SINCE 1989
                             TERM EXPIRES 2001
                             AGE 58
                             Director and Vice President - Dickinson Fuel Co., Inc., Charleston, WV;
                             TerraCo., Inc., Charleston, WV; TerraCare, Inc., TerraSalis,
                             Inc., TerraSod, Inc., Malden, WV
                             (Landscaping) (1)


(Photograph appears          JOHN L. D. PAYNE
here of John L.D. Payne)     DIRECTOR SINCE 1981
                             TERM EXPIRES 2001
                             AGE 59
                             President - Payne-Gallatin Mining Co., Charleston, WV (2)



(Photograph appears          BRENT D. ROBINSON
here of Brent D. Robinson)   DIRECTOR SINCE 1994
                             TERM EXPIRES 2001
                             AGE 50
                             1998 to present - President and Chief Executive Officer - One Valley Bank-East,
                             Martinsburg, WV; 1995 to 1997 - President and Chief Executive Officer - One
                             Valley Bank of Huntington, Huntington, WV; 1993 to 1996 - Executive Vice
                             President, One Valley Bancorp, Inc.; formerly President, Chief Operating
                             Officer and Chief Financial Officer Mountaineer Bankshares of W.Va., Inc.



DIRECTORS CONTINUING TO SERVE UNEXPIRED TERMS


(Photograph appears          PHYLLIS H. ARNOLD
here of Phyllis H. Arnold)   DIRECTOR SINCE 1993
                             TERM EXPIRES 1999
                             AGE 49
                             President and Chief Executive
                             Officer - One Valley Bank, National
                             Association, Charleston, WV


(Photograph appears          H. RODGIN COHEN
here of H. Rodgin Cohen)     DIRECTOR SINCE 1997
                             TERM EXPIRES 2000
                             AGE 53
                             Attorney - Sullivan & Cromwell, New York, NY


(Photograph appears          CHARLES M. AVAMPATO
here of Charles M. Avampato) DIRECTOR SINCE 1984
                             TERM EXPIRES 1999
                             AGE 59
                             President - Clay Foundation, Inc., Charleston, WV (Charitable
                             Foundation)


(Photograph appears          JAMES GABRIEL
here of James Gabriel)       DIRECTOR SINCE 1993
                             TERM EXPIRES 1999
                             AGE 67
                             President and Chief Executive
                             Officer - Gabriel Brothers, Inc., Morgantown, WV (Retail Sales)


(Photograph appears          DENNIS M. BONE
here of Dennis M. Bone)      DIRECTOR SINCE 1997
                             TERM EXPIRES 2000
                             AGE 46
                             1995 to present - President and Chief Executive Officer - Bell Atlantic - West
                             Virginia, Inc.; formerly Director, Regulatory Planning - Bell Atlantic - New
                             Jersey, Inc., Charleston, WV


(Photograph appears          THOMAS E. GOODWIN
here of Thomas E. Goodwin)   DIRECTOR SINCE 1985
                             TERM EXPIRES 1999
                             AGE 68
                             Chairman of the Board - One Valley Bank of Ronceverte, National
                             Association, Ronceverte, WV


(Photograph appears          BOB M. JONNSON
here of Bob M. Jonnson)      DIRECTOR SINCE 1996
                             TERM EXPIRES 2000
                             AGE 62
                             1998 to present - Vice Chairman of the Board - One Valley Bank Central Virginia;
                             1996 to 1997 President and Chief Executive Officer - One Valley Bank - Central
                             Virginia; formerly President and Chief Executive Officer - Co-operative Savings
                             Bank, FSB, Lynchburg, VA


(Photograph appears          J. HOLMES MORRISON
here of J. Holmes Morrison)  DIRECTOR SINCE 1990
                             TERM EXPIRES 2000
                             AGE 57
                             President and Chief Executive
                             Officer - One Valley Bancorp, Inc., and Chairman of the Board - One Valley Bank,
                             National Association, Charleston, WV


(Photograph appears          ROBERT E. KAMM, JR.
here of Robert E. Kamm, Jr.) DIRECTOR SINCE 1987
                             TERM EXPIRES 2000
                             AGE 46
                             President and Chief Executive
                             Officer - One Valley Bank of Summersville, Inc., Summersville, WV


(Photograph appears          CHARLES R. NEIGHBORGALL, III
here of Charles R.           DIRECTOR SINCE 1987
Neighborgall, III)           TERM EXPIRES 1999
                             AGE 56
                             President - The Neighborgall
                             Construction Company, Huntington, WV


(Photograph appears          JOHN D. LYNCH
here of John D. Lynch)       DIRECTOR SINCE 1986
                             TERM EXPIRES 1999
                             AGE 57
                             Vice President - Davis Lynch Glass
                             Company, Star City, WV


(Photograph appears          ANGUS E. PEYTON
here of Angus E. Peyton      DIRECTOR SINCE 1981
                             TERM EXPIRES 1999
                             AGE 71
                             Attorney - Brown and Peyton,
                             Charleston, WV (3)


(Photograph appears          EDWARD H. MAIER
here of Edward H.            DIRECTOR SINCE 1983
Maier)                       TERM EXPIRES 2000
                             AGE 54
                             President - General Corporation,
                             Charleston, WV (Real Estate
                             Investment and Natural Gas
                             Production)


(Photograph appears          LACY I. RICE, JR.
here of Lacy I. Rice, Jr.)   DIRECTOR SINCE 1994
                             TERM EXPIRES 2000
                             AGE 66
                             Attorney - Bowles, Rice, McDavid, Graff & Love; Vice Chairman of the Board - One
                             Valley Bancorp, Inc., Charleston, WV; Chairman of the Board - One Valley Bank -
                             East, Martinsburg, WV; formerly Chairman of the Board and Chief Executive
                             Officer - Mountaineer Bankshares of W.Va., Inc.


(Photograph appears          JAMES W. THOMPSON
here of James W. Thompson)   DIRECTOR SINCE 1983
                             TERM EXPIRES 1999
                             AGE 70
                             Chairman of the Board - One Valley Bank of Mercer County, Inc., Princeton, WV


(Photograph appears          H. BERNARD WEHRLE, III
here of H. Bernard           DIRECTOR SINCE 1991
Wehrle, III)                 TERM EXPIRES 1999
                             AGE 46
                             President - McJunkin Corporation, Charleston, WV (Industrial
                             Wholesaler)


(Photograph appears          J. LEE VAN METRE, JR.
here of J. Lee Van Metre,    DIRECTOR SINCE 1986
Jr.)                         TERM EXPIRES 1999
                             AGE 60
                             Attorney - Steptoe & Johnson;
                             Secretary of the Board - One Valley Bank - East, National Association, Martinsburg, WV


(Photograph appears          JOHN H. WICK, III
here of John H. Wick, III)   DIRECTOR SINCE 1993
                             TERM EXPIRES 1999
                             AGE 52
                             1992 to present - Vice President - Dickinson Fuel Co., Inc., Charleston, WV (1)


(Photograph appears          RICHARD B. WALKER
here of Richard B. Walker    DIRECTOR SINCE 1991
                             TERM EXPIRES 2000
                             AGE 59
                             Chairman of the Board and Chief
                             Executive Officer - Cecil I. Walker
                             Machinery Co., Belle, WV


(Photograph appears          THOMAS D. WILKERSON
here of Thomas D.            DIRECTOR SINCE 1981
Wilkerson)                   TERM EXPIRES 2000
                             AGE 69
                             Senior Agent - Northwestern Mutual Life Insurance Company, Charleston, WV




(1) Nelle Ratrie Chilton is the sister-in-law of John H. Wick, III.

(2) R. Marshall Evans, Jr. and John L. D. Payne are first cousins.

(3) Angus E. Peyton is a member of the Board of Directors of American Electric Power Company, Inc.

GENERAL

         One Valley's Bylaws provide that in the election of directors, each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of such directors multiplied by the number of shares owned will equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. For all other purposes, each share is entitled to one vote. If any shares are voted cumulatively for the election of directors, the Proxies, unless otherwise directed, will have full discretion and authority to cumulate their votes and vote for less than all such nominees. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

         One Valley's Bylaws provide that nominations for election to the Board of Directors, other than those made by or on behalf of the existing management of One Valley, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. To the extent known, the notice of nomination must contain the following information:
(a) name and address of proposed nominee(s); (b) principal occupation of proposed nominee(s); (c) total shares to be voted for each proposed nominee; (d) name and address of notifying shareholder; and (e) number of shares owned by notifying shareholder. Nominations not made in accordance with these requirements may be disregarded by the Chairman of the meeting, in which case the votes cast for the proposed nominee will likewise be disregarded.

         One Valley commenced business on September 4, 1981, as a bank holding company. The financial operations of One Valley in 1997 primarily related to the ownership and the establishment of policies for the management and direction of One Valley Bank, National Association; One Valley Bank of Huntington, Inc.; One Valley Bank of Mercer County, Inc.; One Valley Bank of Ronceverte, National Association; One Valley Bank, Inc.; One Valley Bank of Oak Hill, Inc.; One Valley Bank of Summersville, Inc.; One Valley Bank - East, National Association, One Valley Bank - North, Inc.; One Valley Bank of Clarksburg, National Association; and One Valley Bank - Central Virginia, N.A.


COMMITTEES OF THE BOARD

         One Valley has a standing Audit Committee, Compensation Committee and Nominating Committee.

         The Audit Committee of One Valley consists of five members, Charles M. Avampato, Nelle Ratrie Chilton, Edward H. Maier, John L. D. Payne and Richard B. Walker and met four times in 1997. This Committee reviews and evaluates significant matters relating to audit and internal controls, reviews the scope and results of audits by independent auditors, reviews the activities of the internal audit staff, meets with the appropriate management personnel regarding internal and external audit results and reports its findings to the Board of Directors.

         The Compensation Committee of One Valley consists of six members, Charles M. Avampato, Dennis M. Bone, Nelle Ratrie Chilton, Phillip H. Goodwin, John L. D. Payne and H. Bernard Wehrle, III, and met once in 1997. The Compensation Committee administers the One Valley Bancorp, Inc., 1983 and 1993 Incentive Stock Option Plans. It also approves compensation levels for the executive management group of One Valley and its subsidiaries.

         The Nominating Committee of One Valley consists of six members, Robert
F. Baronner, Nelle Ratrie Chilton, Phillip H. Goodwin, J. Holmes Morrison, John
L. D. Payne and Angus E. Peyton and met two times in 1997. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors, although the President of One Valley will also entertain nominations made in accordance with One Valley's Bylaws previously described.

         One Valley's Board met eight times in 1997, and there were numerous meetings of the Committees of the Board. During 1997, Directors Phillip H. Goodwin and Robert O. Orders, Sr., attended fewer than 75% of the aggregate of the total number of One Valley Board meetings and the total number of meetings held by all Committees on which they served.

PRINCIPAL HOLDERS OF VOTING SECURITIES

         John L. Dickinson and C. C. Dickinson, sons of John Q. Dickinson, one of the original incorporators of One Valley Bank, National Association, formerly Kanawha Valley Bank, National Association (hereinafter "One Valley Bank"), each owned more than 10% of the issued and outstanding stock of One Valley Bank. Both John L. and C. C. Dickinson are deceased, and much of the stock formerly held by them is now held by family trusts created by them or their spouses. At the time of One Valley's formation as a one-bank holding company holding 100% of the stock of One Valley Bank, the shares of One Valley Bank were exchanged on a one for one basis for shares of One Valley. The John L. Dickinson Family Trusts collectively hold 2,015,225 shares, representing 7.41% of the issued and outstanding stock of One Valley. The C. C. Dickinson Family Trusts collectively hold 1,354,653 shares, representing 4.98% of the issued and outstanding stock of One Valley. The following table sets forth the names and addresses of those shareholders who own beneficially more than 5% of the outstanding One Valley Common Stock as of March 10, 1998, the amount and nature of the beneficial ownership and the percentage of outstanding voting securities represented by the amount owned. The individuals named in the table are co-trustees of certain of the Dickinson Family Trusts and most of the shares owned by them are owned in their capacity as co-trustees.



          TITLE OF                     NAME AND ADDRESS                  AMOUNT AND NATURE OF          PERCENT OF
           CLASS                     OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP (1)           CLASS
           -----                     -------------------               ------------------------           -----

Common Stock                 Mary Price Ratrie                               1,534,917(2)                 5.64%
                             Kanawha Salines
                             Malden, WV  25306

Common Stock                 Charles C. Dickinson, III                       1,405,705(3)                 5.17%
                             1111 City National Building
                             Wichita Falls, Texas  76301

Common Stock                 R. Marshall Evans, Jr.                          2,242,704(4)                 8.24%
                             3401 Northside Parkway
                             Atlanta, GA  30327

-------

(1) This table includes a duplication of beneficial ownership of securities in cases where the named individuals have overlapping co-trustee relationships. These three individuals hold, excluding duplication, a total of 3,828,698 shares, or 14.07% of the total 27,212,631 shares of One Valley Common Stock outstanding as of the record date. Although One Valley Bank, a subsidiary of One Valley, is a co-trustee of these various trusts, in all instances the named individual co-trustees vote the stock of One Valley held in the trusts.

(2) Consists of 54,953 shares owned of record; 1,354,653 shares held as co-trustee with Charles C. Dickinson, III, and One Valley Bank (in which trusts Mary Price Ratrie has a one-third beneficial interest); 1,181 shares owned by J. Q. Dickinson & Co., a sole proprietorship owned by Mary Price Ratrie; and 124,130 shares owned by Dickinson Property Limited Partnership in which Mary Price Ratrie is a beneficial owner.

(3) Consists of 51,052 shares owned of record and 1,354,653 shares held as co-trustee with Mary Price Ratrie and One Valley Bank (in which trusts Mr. Dickinson has a one-fifth beneficial interest).

(4) Consists of 1,308,562 shares held as co-trustee with an individual co-trustee and One Valley Bank; 219,464 shares held as co-trustee with One Valley Bank and another individual co-trustee; 186,733 shares held with One Valley Bank as co-trustee; 36,132 shares held by his wife as trustee of trusts for the benefit of his children; 44,533 shares owned of record; 9,033 shares owned of record by his wife; and 438,247 shares owned by Dickinson Company, of which Mr. Evans is an executive officer. Not included in this total amount are 37,197 shares held in trusts from which Mr. Evans may, at the discretion of the co-trustees, receive distributions of income and, under certain circumstances, distributions of principal.

OWNERSHIP OF VOTING SECURITIES BY DIRECTORS, NOMINEES AND OFFICERS

         The following tabulation sets forth the number of shares of One Valley Common Stock beneficially owned by (i) each of the nominees and directors, (ii) each of the executive officers listed in the Summary Compensation Table, and
(iii) the directors, nominees, and executive officers of One Valley as a group as of March 10, 1998, and indicates the percentages of One Valley Common Stock so owned. There is no other class of voting securities issued and outstanding.


                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL                          PERCENT OF
NAME OF BENEFICIAL OWNER                          OWNERSHIP (1)                              CLASS

Phyllis H. Arnold                                  79,391 Direct (2)                           *

Charles M. Avampato                                32,240 Direct                               *
                                                    5,006 Indirect

Robert F. Baronner                                 15,692 Direct                               *
                                                    9,432 Indirect

Frederick H. Belden, Jr.                           37,969 Direct (3)                           *
                                                    3,228 Indirect

C. Michael Blair                                   71,611 Direct                               *
                                                   16,480 Indirect

Dennis M. Bone                                        502 Direct                               *

James K. Brown                                      2,596 Direct                               *
                                                    3,913 Indirect

Nelle Ratrie Chilton                               68,093 Direct                               *

H. Rodgin Cohen                                     1,250 Direct                               *

R. Marshall Evans, Jr.                             44,533 Direct                             8.2%
                                                2,198,171 Indirect (4)

James Gabriel                                      23,751 Direct                               *
                                                    4,531 Indirect

Phillip H. Goodwin                                  3,605 Direct                               *

Thomas E. Goodwin                                  11,595 Direct                               *
                                                   11,683 Indirect


Bob M. Johnson                                     46,245 Direct (5)                           *
                                                   31,892 Indirect

Laurance G. Jones                                  28,155 Direct (6)                           *
                                                    5,750 Indirect

Robert E. Kamm, Jr.                               329,995 Direct (7)                         1.3%
                                                   27,191 Indirect


John D. Lynch                                      32,812 Direct                               *
                                                    4,687 Indirect

Edward H. Maier                                    15,625 Direct

J. Holmes Morrison                                 73,420 Direct (8)                           *
                                                   12,433 Indirect





                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL                          PERCENT OF
NAME OF BENEFICIAL OWNER                          OWNERSHIP (1)                              CLASS

Charles R. Neighborgall, III                        2,696 Direct                               *
                                                    4,235 Indirect

Robert O. Orders, Sr.                              28,411 Direct                               *

John L. D. Payne                                    1,115 Direct                             2.6%
                                                  714,806 Indirect (9)

Angus E. Peyton                                    51,503 Direct                             1.1%
                                                  255,888 Indirect

Lacy I. Rice, Jr.                                 182,770 Direct                               *
                                                    4,687 Indirect

Brent D. Robinson                                  29,632 Direct (10)                          *
                                                    1,065 Indirect

Kenneth R. Summers                                 47,734 Direct (11)                          *
                                                      100 Indirect

James W. Thompson                                  24,175 Direct                               *
                                                    9,439 Indirect

J. Lee Van Metre, Jr.                               5,285 Direct                               *

Richard B. Walker                                   3,060 Direct                               *

H. Bernard Wehrle, III                              1,843 Direct                               *

John H. Wick, III                                  16,341 Direct                               *
                                                   43,450 Indirect

Thomas D. Wilkerson                                 2,812 Direct                               *


All Directors, Nominees and Executive           1,344,440 Direct
Officers as a Group (33 individuals)            2,800,633 Indirect                          15.2%


*Beneficial ownership does not exceed one percent of the class.


(1) Share totals of directors include 100 directors' qualifying shares, which each director is required to own pursuant to One Valley's Bylaws. Shares held indirectly include shares held by family members and shares held through trusts or corporations which in turn hold shares of One Valley.

(2) Includes options to purchase 12,269 shares pursuant to One Valley's 1983 Stock Option Plan.
         Includes options to purchase 32,501 shares pursuant to One Valley's 1993 Stock Option Plan.

(3) Includes options to purchase 3,687 shares pursuant to One Valley's 1983 Stock Option Plan. Includes options to purchase 29,751 shares pursuant to One Valley's 1993 Stock Option Plan.

(4)      See Note (4) to Principal Holders of Voting Securities.

(5) Includes options to purchase 11,468 shares pursuant to One Valley's 1993 Stock Option Plan.

(6) Includes options to purchase 26,905 shares pursuant to One Valley's 1993 Stock Option Plan.

(7) Includes options to purchase 25,677 shares pursuant to One Valley's 1993 Stock Option Plan.

(8) Includes options to purchase 17,613 shares pursuant to One Valley's 1983 Stock Option Plan.
         Includes options to purchase 39,626 shares pursuant to One Valley's 1993 Stock Option Plan.

(9) Consists of 146,247 shares held in nine trusts of which John L. D. Payne is a co-trustee, 567,434 shares held by Dickinson Company, Payne-Gallatin Mining Company and Horse Creek Land and Mining Company (in which companies Mr. Payne is an executive officer), and 1,125 shares owned by his children; does not include 191,586 shares held in or through trusts in which John L. D. Payne, at the discretion of the trustees, is an income beneficiary.

(10) Includes options to purchase 6,500 shares pursuant to One Valley's 1993 Stock Option Plan.

(11) Includes options to purchase 10,405 shares pursuant to One Valley's 1983 Stock Option Plan.
         Includes options to purchase 30,139 shares pursuant to One Valley's 1993 Stock Option Plan.


EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for services in all capacities to One Valley for the fiscal years ended December 31, 1997, 1996, and 1995, of those persons who were, as of December 31, 1997,
(i) the chief executive officer and (ii) the four other most highly compensated executive officers of One Valley.


                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation             Long-Term Compensation
                                                                                 Awards             Payouts

                                                           Other                  Securities          All
     Name                                                  Annual     Restricted  Under-              Other
     and                                                   Compen-    Stock       lying      LTIP     Compen-
     Principal                         Salary     Bonus    sation     Award(s)    Options    Payouts  sation (2)
     Position                Year        ($)         ($)    ($)         ($)        (#)(1)      ($)      ($)
     -------                 --------- -------   ------    --------   ----------  -------    -------- ----------

     J. Holmes Morrison      1997     377,000    180,960      0          0        18,000        0     4,000
     President & CEO         1996     362,000    173,760      0          0        15,625        0     3,750
                             1995     340,000    140,080      0          0        14,843        0     3,750


     Phyllis H. Arnold       1997     227,000     86,442      0          0        10,875        0     4,000
     Exec. Vice President    1996     218,000     93,696      0          0         9,375        0     3,750
                             1995     205,000     78,925      0          0         8,593        0     3,750

     Frederick H. Belden, Jr.1997     181,000     62,445      0          0         8,125        0     4,000
     Exec. Vice President    1996     174,000     60,030      0          0         7,031        0     3,750
                             1995     164,000     54,858      0          0         6,562        0     3,750

     Laurance G. Jones       1997     178,000     60,609      0          0         8,125        0     4,000
     Exec. Vice President    1996     171,000     58,995      0          0         7,031        0     3,750
                             1995     160,000     49,440      0          0         6,562        0     3,750

     Kenneth R. Summers      1997     158,000     47,795      0          0         7,125        0     4,000
     Sr. Vice President      1996     152,000     46,740      0          0         6,250        0     3,750
                             1995     135,000     38,813      0          0         5,859        0     3,706



(1) The number of options has been adjusted to reflect 5 for 4 stock splits declared in 1996 and 1997.

(2) The amounts included in "All Other Compensation" consist of One Valley's contributions on behalf of the listed officers to the 401(k) Plan, pursuant to which participating employees receive a matching contribution of 50% from One Valley for up to 5% of pay contributed to the 401(k) Plan by the employee, to a maximum of $4,000 in 1997; $3,750 in 1996 and 1995 which represents One Valley's matching share times $160,000 in 1997; $150,000 in 1996 and 1995, the maximum compensation allowed for benefit calculation in a qualified plan.



         The following table sets forth further information on grants of stock options during 1997 to (i) the listed officers and (ii) all optionees as a group pursuant to One Valley's 1993 Incentive Stock Option Plan. The number of shares and exercise price reflect a 5 for 4 stock split effected in the form of a 25% stock dividend declared on August 19, 1997. The table also provides information concerning the potential gain to all shareholders at the designated rate of appreciation. No stock appreciation rights ("SARs") were awarded by One Valley.



                        OPTION GRANTS IN LAST FISCAL YEAR



                           Individual Grants

                             Number of    % of Total                                  Potential Realizable Value
                             Securities   Options                                     at Assumed Annual Rates
                             Underlying   Granted to   Exercise                       of Stock Appreciation for
                             Options      Employees    or Base     Expira-            Ten-Year Option Term (1)
                             Granted      in Fiscal    Price (2)   tion                   5%               10%
     Name                      (#)           Year      ($/Sh) (3)  Date                   ($)              ($)
     -------                 --------     ---------    ----------  --------              -----             ----

     J. Holmes Morrison        18,000       10.7%        30.60     04/29/07              346,320         877,860
     Phyllis H. Arnold         10,875        6.5%        30.60     04/29/07              209,235         530,374
     Frederick H. Belden, Jr.   8,125        4.9%        30.60     04/29/07              156,325         396,256
     Laurance G. Jones          8,125        4.9%        30.60     04/29/07              156,325         396,256
     Kenneth R. Summers         7,125        4.3%        30.60     04/29/07              137,085         347,486

     26 Optionees (including
     the five listed above)   167,500      100.0%        30.60     04/29/07            3,222,700       8,168,975


     All Shareholders             -           -            -            -            533,118,986   1,351,362,419

     Optionee Gain as % of
     All Shareholders' Gain       -           -            -            -                    .60%            .60%




(1) The actual value, if any, an officer may realize depends on the excess of the stock price over the exercise price on the date the option is exercised.

(2) The exercise price is the fair market value of One Valley Common Stock on the date the options were granted. Options are exercisable immediately and terminate upon termination of employment for reasons other than death or retirement, upon the expiration of three months after the date of retirement, upon the expiration of one year from the date of death or ten years from the option date.

(3) The ISOP was amended in 1997 for options granted on or after April 16, 1997 to allow participants to use previously owned shares to cover an option exercise price and to provide for the withholding of shares otherwise due upon exercise to satisfy required tax withholding obligations. In addition, the option expiration period was extended to the earlier of three years or the full option term in the event of retirement, disability or termination due to a change in control.


         The following table sets forth information concerning (i) the value realized upon the exercise of stock options during 1997 by the listed officers, and (ii) the number of unexercised options held by each listed officer as of December 31, 1997, and iii) the market value of the underlying shares if the options had been exercised on that date. The number of shares reflect a 5 for 4 stock split effected in the form of a 25% stock dividend declared on August 19, 1997. No SARs have been awarded by One Valley.



                       AGGREGATED OPTION EXERCISES IN LAST
                      FISCAL YEAR AND FY-END OPTION VALUES


                                                                         Number of
                                                                         Securities       Value of
                                                                         Underlying       Unexercised
                                                                         Unexercised      In-the-Money
                                                                         Options at       Options at
                               Shares Acquired    Value                  FY-End (#)       FY-End ($)
     Name                      On Exercise (#)    Realized ($) (1)       Exercisable      Exercisable
     ----                      ---------------    ----------------       -----------      -----------

     J. Holmes Morrison               45,792         877,839               57,239           1,073,576
     Phyllis H. Arnold                17,322         410,834               44,770             855,583
     Frederick H. Belden, Jr.          5,524          99,018               33,438             595,863
     Laurance G. Jones                 7,125         130,665               26,905             433,791
     Kenneth R. Summers                3,825         112,538               40,544             803,963



     (1) Market value of underlying securities at exercise, minus the exercise or base price.




          RETIREMENT BENEFITS

         Compensation covered by a qualified pension plan is based on total pay, including all Incentive Compensation Plan payments, received during the sixty consecutive months of employment which results in the highest total divided by five. Total pay does not include amounts realized from the sale, exchange or other disposition of stock acquired under a qualified or non-qualified stock option, or which were paid to a participant in lieu of benefits under the Employer's flexible benefits program. Such compensation is directly related to the total annual salary and bonus set forth in the Summary Compensation Table except that compensation relative to the benefit calculation cannot exceed $160,000. As of November 1, 1997, the credited years of service under the retirement plan for the individuals named in the table shown under Executive Compensation were: Phyllis H. Arnold, 21.667 years; J. Holmes Morrison, 30.170 years; Frederick H. Belden, Jr., 30.000 years; Laurance G. Jones, 28.417 years; and Kenneth R. Summers, 34.417 years.

         In 1990, a Supplemental Employee Retirement Plan (SERP) was established for certain members of senior management, including the individuals named in the Summary Compensation Table, which provides for a benefit at normal retirement of 65% of final average compensation, less (i) the retirement benefit under the Defined Benefit Pension Plan, (ii) any retirement benefits from a previous employer, and (iii) the employee's Social Security benefit. The plan further provides reduced early retirement benefit target objectives and a disability retirement benefit target of 60% of final average compensation at the time of disability, minus the benefits paid under the employer Long-Term Disability Plan and the employee's Social Security benefit. In 1997, the SERP was amended to specifically exclude from compensation as a basis for the calculation of benefits any amounts realized from the sale, exchange or other disposition of stock acquired under a qualified or non-qualified stock option, or which were paid to a participant in lieu of benefits under the flexible benefits program. During 1997, $251,150 was accrued for the SERP Trust, and $260,662 was paid into the Trust.

         The following table indicates, for purposes of illustration, the approximate annual retirement benefits (Qualified Plan and Supplemental Plan) that would be payable to an employee retiring on November 1, 1997, at age 65 on the full life annuity form under various assumptions as to salary and years of service. Benefits are not subject to deduction for Social Security or other offset amounts.


                                              PENSION PLAN TABLE

      HIGHEST CONSECUTIVE                                                ESTIMATED ANNUAL PENSION FOR
             FIVE-YEAR                                      REPRESENTATIVE YEARS OF CREDITED SERVICE
     AVERAGE COMPENSATION*                  15          20            25            30              35

            $125,000                      $27,802      $37,070      $65,338        $65,338          $65,338
             150,000                       33,802       45,070       81,588         81,588           81,588
             175,000                       36,202       48,270       97,838         97,838           97,838
             200,000                       36,202       48,270      114,088        114,088          114,088
             225,000                       36,202       48,270      130,338        130,338          130,338

             250,000                       36,202       48,270      146,588        146,588          146,588
             300,000                       36,202       48,270      179,088        179,088          179,088
             400,000                       36,202       48,270      244,088        244,088          244,088
             450,000                       36,202       48,270      276,588        276,588          276,588
             500,000                       36,202       48,270      309,088        309,088          309,088

             550,000                       36,202       48,270      341,588        341,588          341,588
             600,000                       36,202       48,270      374,088        374,088          374,088

                  *IRS Maximum for Qualified Plan is $160,000.

         CHANGE IN CONTROL ARRANGEMENTS

         In October 1996, One Valley entered into agreements with the officers listed in the Summary Compensation Table and with certain other officers to encourage those key officers not to seek other employment because of the possibility that One Valley might be acquired by another entity, and to secure the executives' continued service and dedication in the event of an actual or threatened change in control. The Board of Directors determined that such an arrangement was appropriate, especially in view of the volatile banking market and the advent of full-scale interstate branching in June 1997; however, the agreements were not undertaken in the belief that a change in control of One Valley was imminent. The 1996 agreements supersede previous change in control agreements.

         In general, the agreements provide that, in the event there is a change in control of One Valley (as described below), and during the two-year period immediately following the change in control the executive is (i) terminated by One Valley without cause, or (ii) terminates employment for good reason (as defined in the agreements), or (iii) in the case of executives at the level of Executive Vice President or above, voluntarily terminates employment during the thirteenth month after a change in control, the executive shall receive a lump-sum cash amount equal to either three (at the level of Executive Vice President or above) or two times the sum of (i) the executive's base salary and average bonus for the three years preceding the change in control, (ii) a pro rata portion of the executive's target bonus for the year in which the change in control occurs, (iii) the continuation of welfare benefits for a 36-month period, and (iv) retiree medical benefits following such 36-month period if the executive has attained age 50 with ten years of service as of the date of termination. In the event change in control related payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, One Valley will reimburse executives at the level of Executive Vice President or above in an amount sufficient to enable the executive to retain his or her change in control benefits as if the excise tax had not applied; provided, however, that the reimbursement will not be made and severance payments will be capped so no excise tax would be due if a reduction of the severance payments by an amount equal to less than 10% of the change in control benefits would result in no excise tax being due. If necessary, payments for other executives under the severance agreements will be reduced so no excise tax would be due. Pursuant to the severance agreements, the executives agree not to voluntarily terminate employment during the 180-day period following the commencement of a tender or exchange offer or proxy contest or execution of an agreement which would result in a change in control, unless and until such offer, contest or agreement is terminated or abandoned or a change in control occurs.

         Under the severance agreements, a "change in control" is defined generally to mean: (i) a person becomes the beneficial owner of 50% or more of the voting power of One Valley; (ii) a change in a majority of the Board (or their approved successors); (iii) the consummation of a reorganization, merger, consolidation or sale of substantially all of the assets of One Valley (unless One Valley's stockholders receive more than 60% of the voting stock of the surviving or purchasing company, no person acquires more than 50% of such voting stock, and One Valley's Board of Directors remains a majority of the continuing board of directors of the surviving or purchasing company); or (iv) a liquidation, dissolution or sale or disposition of all or substantially all the assets of One Valley.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee ("Committee") of the Board of Directors establishes compensation policies, plans and programs which are intended to accomplish three objectives: to attract and retain highly capable and well-qualified executives; to focus executives' efforts on increasing long-term shareholder value; and to reward executives at levels which are competitive with the marketplace for similar positions and commensurate with the performance of each executive and of One Valley. The Committee has determined that to accomplish these objectives, total compensation should be composed of base salary, short-term incentive compensation and long-term incentive compensation. Total compensation refers to the aggregation of the annual cash compensation and average long-term incentives.

         The Committee meets annually and when necessary with the Chief Executive Officer and the senior human resources executive to review, modify as appropriate, and approve the compensation programs for executives. Outside compensation consultants are retained when appropriate. In determining the salary budget for 1997 and in fixing levels of executive compensation, the Committee considered internal equity and external competitiveness of base compensation and total compensation and One Valley's performance relative to its long-range goals and its peers. In its evaluation of One Valley's corporate performance for the purpose of fixing base salary levels, the Committee does not attempt to assign specific weights to the various individual factors which, taken together, constitute "corporate performance." The aspects of corporate performance include but are not limited to long-range plan goals for earnings, asset quality, capital, liquidity, resource utilization, and the annual increase in One Valley's earnings per share as well as the performance of One Valley versus its peers. The annual performance of One Valley, determined in a manner which emphasizes factors which should have a positive impact upon total return to shareholders, has a significant impact upon total executive compensation.

         In 1997 the Committee retained Price Waterhouse LLP to follow up their 1995-1996 study of compensation and benefits of the most senior executives of the corporation. This new study assisted the Committee in its continuing evaluation of the external competitiveness of compensation and executive benefits available to One Valley executives. The Compensation Committee has determined that the level of One Valley's total compensation is generally competitive with peer banks; however, One Valley places slightly more emphasis on the incentive components of the compensation package than the banks included in the peer group. Base compensation for One Valley's executives is targeted somewhat below the average for similar positions within comparable financial institutions. The Committee believes, philosophically, that total compensation should trend toward having a relatively higher percentage of compensation at risk. To this end, the Committee has set a base salary range target for executives at the 37.5 percentile of the marketplace average, while the incentive based component is such that total compensation is more toward the 50th percentile/median level.

         Short-term incentive compensation is provided to key executives, as determined by the Compensation Committee pursuant to One Valley's Executive Incentive Compensation Plan ("EICP"). Awards under EICP are based upon individual and corporate performance. Corporate performance is measured by One Valley's earnings per share growth relative to a target level set by the Board of Directors, and One Valley's performance on six financial measures as compared to a selected peer group. The comparative measures are: net operating expenses / average assets; non-performing assets / (loans and OREO); net loan charge-offs / average loans; efficiency ratio; return on assets; and return on equity. The individual portion is based upon performance of the executive and the unit he or she manages in meeting established objectives, and upon the executive's relative position within One Valley.

         The Committee believes that shareholder value can be further enhanced by closely aligning the financial interests of One Valley's key executives with those of its shareholders. Awards of stock options pursuant to One Valley's Incentive Stock Option Plan ("ISOP") are intended to meet this objective and constitute the long-term incentive portion of executive compensation. Participation in the ISOP is specifically approved by the Committee and consists of approximately twenty-five to thirty senior management employees of One Valley and its affiliate banks who are deemed to have the opportunity to most significantly affect corporate results. Under the ISOP, the option price paid by the executive to exercise the option is the fair market value of One Valley Common Stock on the day the option is granted, and the option is freely exercisable within a ten-year period. The options attain value over that time only if the market price of the underlying stock increases, and the increase in value of the option is directly tied to the increase in the value of the One Valley Common Stock. The Committee believes the ISOP focuses the attention and efforts of executive management upon increasing long-term shareholder value, and the Committee annually awards options to key executives in amounts it believes are adequate to achieve the desired objective. The total number of shares available for award in each plan year is specified in the ISOP. These shares are generally allocated based upon the recommendation of the Chief Executive Officer to the Committee, taking into account the historical levels of awards and the relative positions with One Valley of the participants in the ISOP. Price Waterhouse LLP reviewed long-term incentives as a part of total compensation benchmarking and found the ISOP and the awards to be competitive. The ISOP was amended in 1997 for options granted on or after April 16, 1997 to allow participants to use previously owned shares to cover an option exercise price and to provide for the withholding of shares otherwise due upon exercise to satisfy required tax withholding obligations. In addition, in the event of retirement, disability or termination due to a change in control, the option expiration period was extended to the earlier of three years or the full option term.

         Total compensation for the CEO is determined in essentially the same way as for other executives, recognizing that the CEO has overall responsibility for the performance of One Valley. Therefore, One Valley's performance has a direct impact upon the CEO's compensation in that its earnings per share determines the amount of base compensation increase and significantly impacts the EICP award; and, in addition, the market price of One Valley Common Stock determines the value of options awarded during prior periods. The base compensation of the CEO in 1997 was based in large measure on the corporate results in 1996 relative to long-range plan goals for earnings, asset quality, capital, liquidity and resource utilization. As discussed above, no attempt is made by the Committee to assign relative weights to the various components of corporate performance in fixing the CEO's base compensation.

         Recent revisions to the Internal Revenue Code disallow deductions in excess of $1,000,000 for certain designated executive compensation. The Committee has not adopted a policy in this regard because none of One Valley's executives receives such designated compensation approaching the $1,000,000 level.

         This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that One Valley specifically incorporates this report by reference, and shall not otherwise be filed under such Acts.

         The report is submitted by the Compensation Committee, which consists of

                                                 Phillip H. Goodwin, Chairman
                                                 Charles M. Avampato
                                                 Dennis M. Bone
                                                 Nelle Ratrie Chilton
                                                 John L. D. Payne
                                                 H. Bernard Wehrle, III.

PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in cumulative total shareholder return on One Valley Common Stock for the five-year period ending December 31, 1997, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Media General Industry Group Index - 04, which consists of all banks and bank holding companies within the United States whose stock has been publicly traded for at least six years. The graph assumes (i) the reinvestment of all dividends and (ii) an initial investment of $100. There is no assurance that One Valley's stock performance will continue in the future with the same or similar trends as depicted in the graph. The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that One Valley specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.


                  FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON


         (Performance Graph appears here with the following plot points)


Proxy Performance Graph
                                                       All Publicly
                                             S&P 500   Traded Banks   One Valley

                              1992               100            100          100
                              1993               110            118           96
                              1994               112            112          100
                              1995               153            159          114
                              1996               189            219          175
                              1997               252            313          234

COMPENSATION OF DIRECTORS

         During 1997, each director who was not also an officer and full-time employee of One Valley received $650 for each meeting of the Board of Directors of One Valley attended. Non-employee directors who were members of the Board's Audit Committee received $350 per meeting attended and $300 for other committee meetings attended. In addition, Mr. Baronner received compensation in the amount of $18,000 for serving as Chairman of the Board of Directors. During 1997, there were no other arrangements pursuant to which any director of One Valley was compensated for services as a director.

         Directors of One Valley are eligible to defer fees pursuant to the One Valley Deferred Compensation Plan, which was adopted in 1984, with respect to fees received in 1984 and thereafter for services rendered as a director of One Valley.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires One Valley's directors and executive officers and persons who beneficially own more than ten percent of a registered class of One Valley's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of One Valley. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish One Valley with copies of all Section 16(a) forms they file.

         To One Valley's knowledge, based solely upon review of the copies of such reports furnished to One Valley and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were fulfilled, except those of Mr. C. Michael Blair, Mr. Charles R. Neighborgall, III and Mr. Kenneth R. Summers who each filed late one report related to one transaction, and Ms. Phyllis H. Arnold and Mr. Angus E. Peyton who each filed late one report related to two transactions.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS AND THEIR ASSOCIATES

         One Valley and its various banking subsidiaries have had and expect to have in the future transactions in the ordinary course of business with directors, officers, principal shareholders and their associates. During 1997, all of these transactions were made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with other unaffiliated persons. One Valley's management believes that these transactions, which at December 31, 1997, were, in the aggregate, 20.2% of total shareholders' equity, did not involve more than the normal risk of collectibility or present other unfavorable features.

         Jackson & Kelly, a law firm in which Director James K. Brown is a partner, Steptoe & Johnson, a law firm in which Director J. Lee Van Metre, Jr., is a partner, Bowles, Rice, McDavid, Graff & Love, a law firm in which Director Lacy I. Rice, Jr., is a partner, and Sullivan & Cromwell, a law firm in which H. Rodgin Cohen is a partner, performed legal services for One Valley and its subsidiaries in 1997. Based on information provided by Messrs. Brown, Van Metre, Rice, and Cohen, One Valley believes that payments it made to these law firms were less than five percent of each of those law firms' gross revenues in 1997. In One Valley's opinion, these transactions were on terms as favorable to One Valley as they would have been with third parties not otherwise affiliated with One Valley.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1997, One Valley's affiliate banks and One Valley Square, Inc., paid $108,366 to TerraCare, Inc., for landscaping services. TerraCare, Inc., is a wholly owned subsidiary of TerraCo, Inc. Mary Price Ratrie, a principal shareholder of One Valley, is the principal shareholder and President of TerraCo, Inc., and Director Nelle Ratrie Chilton is Vice President and director of TerraCo, Inc. In the opinion of One Valley, these transactions were on terms as favorable to One Valley as they would have been with third parties not otherwise affiliated with One Valley. The members of One Valley's Compensation Committee are Phillip H. Goodwin, Charles M. Avampato, Dennis M. Bone, Nelle Ratrie Chilton, John L. D. Payne and H. Bernard Wehrle, III.

2.       RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for One Valley for 1998. Although the selection of auditors does not require shareholder ratification, the Board of Directors has directed that the appointment of Ernst & Young LLP be submitted to shareholders for ratification. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will consider the appointment of other independent auditors. One Valley is advised that no member of this accounting firm has any direct or indirect material interest in One Valley, or any of its subsidiaries. A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if desired. The enclosed proxy will be voted "FOR" the ratification of the selection of Ernst & Young LLP unless otherwise directed. The affirmative vote of a majority of the shares of One Valley Common Stock represented at the Annual Meeting of Shareholders is required to ratify the appointment of Ernst & Young LLP.


FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

         Upon written request by any shareholder to Laurance G. Jones, Executive Vice President and Chief Financial Officer, One Valley, P. O. Box 1793, Charleston, West Virginia 25326, a copy of One Valley's 1997 Annual Report on Form 10-K will be provided without charge.


OTHER INFORMATION

         If any of the nominees for election as directors is unable to serve as a director by reason of death or other unexpected occurrence, proxies will be voted for a substitute nominee or nominees designated by the Board of One Valley unless the Board of Directors adopts a resolution pursuant to the Bylaws reducing the number of directors. The Board of Directors is unaware of any other matters to be considered at the meeting, but if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with the recommendation of the Board of Directors.


SHAREHOLDER PROPOSALS FOR 1999

         Any shareholder who wishes to have a proposal placed before the next Annual Meeting of Shareholders must submit the proposal to Merrell S. McIlwain II, Secretary of One Valley, at its executive offices, no later than November 20, 1998, to have it considered for inclusion in the proxy statement of the Annual Meeting in 1999.



J. Holmes Morrison
PRESIDENT
Charleston, West Virginia
March 20, 1998

     -  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                      PROXY ONE VALLEY BANCORP, INC. PROXY
                            CHARLESTON, WEST VIRGINIA
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 1998

         Michael A. Albert, John R. Lukens and Louis S. Southworth, II, or any one of them, are hereby authorized to represent and to vote stock of the undersigned in One Valley Bancorp, Inc. at the Annual Meeting of Shareholders to be held April 28, 1998, and any adjournment thereof.

         Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted "FOR" the propositions listed on the reverse side and described more fully in the Proxy Statement of One Valley Bancorp, Inc., distributed in connection with this Annual Meeting. If any shares are voted cumulatively for the election of Directors, the Proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this Proxy shall be voted in accordance with recommendations of the Board of Directors.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

     (Continued and to be signed on reverse side.)

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                                       19

     -  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                            ONE VALLEY BANCORP, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


The Board of Directors recommends a vote "FOR" the listed propositions.


1.       Election of  Directors  for the terms  specified  in the            FOR             WITHHELD         FOR ALL
         Proxy Statement.
                                                                                  Except Nominees(s)written Below
             Nominees:  Robert  F.  Baronner,  James K.  Brown,  Nelle       [ ]              [ ]              [ ]
             Ratrie  Chilton,  R.  Marshall  Evans,  Jr.,  Phillip  H.
             Goodwin, John L. D. Payne and Brent D. Robinson.

2.       Ratify  the  selection  of Ernst & Young LLP as  Independent        FOR            AGAINST          ABSTAIN
         Auditors for 1998.                                                  [ ]              [ ]              [ ]


3. Transact such other business as may properly come before the meeting and any adjournment thereof.




                                                  Dated:__________________, 1998


                           Signature(s)___________________________________



                                       -----------------------------------------
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title. If more than one
                                       trustee, all should sign.

     -  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -



                                       20


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